Exhibit 99.1

New Jersey Mining Company Announces Plans to Resume Production at the Golden Chest Mine

COEUR D'ALENE, Idaho, August 2, 2016 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that it has closed a private financing and will use the funds to resume underground production at its Golden Chest Mine project near Murray, Idaho.

NJMC President John Swallow stated, “With our financing complete, we can now advance toward resuming operations at the Golden Chest Mine. After an anticipated six-month rolling start, we expect gold production of approximately 15,000 to 20,000 ounces over the following two years. With consolidated ownership, quality infrastructure, and the New Jersey Mill in-place, we believe we are exceptionally well-positioned to take advantage of rising gold prices.”

Mr. Swallow continued, “With a productive mine in a great location, and without the financial burdens of high initial CAPEX and/or greenfield exploration costs, we have an excellent head start in evaluating expansion at Golden Chest as well as other opportunities around the region.”

NJMC closed a private placement through GVC Capital LLC, whereby accredited investors have forward purchased 904 ounces of .999 gold at $935 per ounce, to be delivered or converted to cash at the investor’s option starting December 1, 2016 and quarterly thereafter, over two years as gold is produced from the Golden Chest Mine and New Jersey Mill. In combination with the previously announced subscription by Company management (through Ophir Holdings LLC) for 500 ounces of gold on the same terms, NJMC has sold forward 1,404 ounces of gold at its anticipated per ounce cost of production for total proceeds of $1,312,740.

The mine plan has a 3,000-tonne per month production target with all material to be processed at the Company’s nearby New Jersey Mill. The mine plan is focused on the main Skookum Shoot orebody which remains open down-dip with substantial exploration potential in other areas including up-dip and on-strike extensions.

Company management believes the Golden Chest property has district-scale production potential for the longer term, not only near the recently constructed mine, but in areas of past exploration and historic production. A compilation study recently integrated all available modern exploration data from the property and across the Murray area. This includes work by Cominco, Newmont, NJMC, Golden Chest LLC, and recent mine lessee Juniper Resources LLC.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

NJMC recently announced that it is set to begin small-scale open-pit mining operations at the Golden Chest from a starter pit containing an estimated 13,000 tonnes of mineralized material with excellent potential for expansion. Open-pit mining this summer and fall is expected to generate cash flow while the underground mine workings are dewatered. See the NJMC news release dated June 21, 2016 for more details.

For more information on NJMC’s Golden Chest Mine project, visit the Company website at www.newjerseymining.com.

About GVC Capital LLC

GVC Capital LLC is an innovative investment-banking firm headquartered in the Denver suburb of Greenwood Village, Colorado. It focuses primarily on providing comprehensive investment banking services to underexposed and undervalued microcap companies.  GVC Capital is committed to a simple operating philosophy: provide exceptional emerging companies with the financial and professional resources necessary to achieve long-term goals, fulfill outstanding potential, and maximize shareholder value.

Member: FINRA/SIPC

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

NJMC built and is majority owner and operator of a 360-tonne per day flotation mill and cyanide leach plant. The Company is also 100-percent owner of the Golden Chest Mine project, an historic lode gold producer that was recently expanded, modernized, and operated by a world-class lessee. NJMC also holds a 50-percent interest in the Butte Highlands Gold Project.

Ownership interests in a mill and two mines set NJMC apart from other junior resource companies. These assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 15-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. The words “anticipate or anticipated,” “estimate or estimated,” “project or projected,” “intend,” “expect or expected,” “believe,” and similar expressions are intended to identify forward-looking statements.  Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that complications arise during the dewatering of the underground workings, the risk that the Company is unable to obtain sufficient funds necessary to resume underground mining at the Golden Chest, the risk that gold recovery percentages are lower than expected, the risk that the gravity gold circuit is not operational or does not improve gold recovery, the risk that oxidization levels remain the same or increase as the pit deepens, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814